UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported):   April 17, 2003

CBRL GROUP, INC.

(Exact name of registrant as specified in its charter)

Tennessee	0-25225	62-1749513
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

305 Hartmann Drive, Lebanon, Tennessee 37087

(Address of principal executive offices)

 Registrant’s telephone number, including area code:  (615) 444-5533

N/A

(Former name or former address, if changed since last report)

#

Item 7.  Financial Statements and Exhibits

(a)

Financial Statements.  None.

(b)

Pro Forma Financial Information.  None.

(c)

Exhibits.

99.1  Press Release dated April 17, 2003.

Item 9.  Regulation FD Disclosure

On April 17, 2003, CBRL Group, Inc. issued a press release reporting fiscal 2003 third quarter-to-date sales and increasing its earnings guidance for the third and fourth fiscal quarters of 2003.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  April 22, 2003

CBRL GROUP, INC.

By:  /s/ James F. Blackstock

Name: James F. Blackstock

Title:

Senior Vice President, General

Counsel and Secretary

Exhibit 99.1

Contact:

Lawrence E. White

Senior Vice President/

Finance and Chief

Financial Officer

CBRL GROUP, INC. REPORTS SALES TRENDS AND INCREASES EARNINGS

GUIDANCE FOR ITS THIRD AND FOURTH FISCAL QUARTERS OF 2003

LEBANON, Tenn. (April 17, 2003) -- CBRL Group, Inc. (the “Company”) (NASDAQ: CBRL) today reported fiscal 2003 third quarter-to-date sales and increased its earnings guidance for the third and fourth fiscal quarters of 2003.

The Company reported that quarter-to-date comparable store restaurant sales in its Cracker Barrel Old Country Store® (“Cracker Barrel”) units are down approximately 2.5%, including approximately 2% higher average check.  Cracker Barrel quarter-to-date comparable store retail sales are down approximately 4-4.5%. Quarter-to-date sales have been affected unfavorably by several factors including severe winter weather in the early part of the quarter, the later timing of Easter this year, and the apparent effect on consumer behavior of the weak economy and the war in Iraq.  Quarter-to-date comparable restaurant sales in the Company’s Logan’s Roadhouse® (“Logan’s”) units are down approximately 1%, including an approximate 2% increase in average check.

The Company urges caution in considering its current trends and the earnings guidance disclosed in this press release.  The restaurant industry is highly competitive, and trends and guidance are subject to numerous factors and influences, some of which are discussed in the cautionary language at the end of this press release.  The Company assumes no obligation to update disclosed information on trends or targets other than in its periodic filings under Forms 10-K, 10-Q, and 8-K with the Securities and Exchange Commission.

Despite the unfavorable effect on sales of the war in Iraq and other factors, cost performance has continued to exceed the Company’s expectations. The Company’s present expectations for diluted net income per share in the third fiscal quarter is in the mid-$0.40’s compared with $0.36 in the year-ago quarter.  Sales expectations for the remainder of the quarter compared with prior year are presently expected to be much stronger than the quarter-to-date comparisons reported, as the Company has begun to benefit from the seasonally strong sales associated with this year’s later Easter holiday, particularly in Cracker Barrel. In addition, an improvement in consumer sentiment as concerns over the war in Iraq subside could benefit sales performance. The Company presently expects comparable store restaurant sales for the full third quarter improving to down approximately 1-2% in Cracker Barrel and down approximately 1% in Logan’s. Comparable store retail sales at Cracker Barrel presently are expected to improve to down approximately 2-3% for the full quarter.  For the fourth fiscal quarter, the Company presently expects diluted net income per share to increase 20% or better from $0.56 in the fourth quarter last year.

Headquartered in Lebanon, Tennessee, CBRL Group, Inc. presently operates 472 Cracker Barrel Old Country Store restaurants and gift shops located in 41 states and 96 company-operated and 13 franchised Logan’s Roadhouse restaurants in 17 states.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of CBRL Group, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion.  All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which will affect actual results include, but are not limited to: adverse general economic conditions including uncertain consumer confidence effects on sales;  practical or psychological effects of terrorist acts and war or military or government responses; weather conditions and customer travel activity; commodity, workers’ compensation, group health and utility price changes; the effects of plans intended to improve operational execution and performance; the effects of increased competition at Company locations on sales and on labor recruiting, cost, and retention; the ability of and cost to the Company to recruit, train, and retain qualified restaurant hourly and management employees; the ability of the Company to identify successful new lines of retail merchandise; the availability and cost of acceptable sites for development; the acceptance of the Company’s concepts as the Company continues to expand into new markets and geographic regions; changes in interest rates affecting the Company’s financing costs; increases in construction costs; changes in or implementation of additional governmental or regulatory rules, regulations and interpretations affecting accounting, tax, wage and hour matters, health and safety, pensions and insurance; the actual results of pending or threatened litigation or governmental investigations and the costs and effects of negative publicity associated with these activities; changes in generally accepted accounting principles or changes in capital market conditions that could affect valuations of restaurant companies in general or the Company’s goodwill in particular;  other undeterminable areas of government or regulatory actions or regulations; and other factors described from time to time in the Company’s filings with the Securities and Exchange Commission, press releases, and other communications.